CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our report dated January 23, 2002, with respect to the consolidated financial statements of Aid Association for Lutherans, to the use of our report dated January 23, 2002, with respect to the financial statements of AAL Variable Life Account I, and our report dated March 1, 2002, with respect to the supplemental consolidated financial statements of Aid Association for Lutherans / Lutheran Brotherhood in this Post-Effective Amendment No. 9 to Form N-6 Registration Statement under the Securities Act of 1933 (File No. 333-31-011) and related statement of additional information of Thrivent Variable Life Account I.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin
October 28, 2002